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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Adam C. Derbyshire                 Mike Freeman
           Vice President and                 Director, Investor Relations and
           Chief Financial Officer            Corporate Communications
           919-862-1000                       919-862-1000


                        SALIX PHARMACEUTICALS TO PRESENT
                        AT UBS WARBURG GLOBAL SPECIALTY
                           PHARMACEUTICALS CONFERENCE

RALEIGH, NC, May 29, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company will present at the UBS Warburg Global Specialty Pharmaceuticals Conference in New York, NY on Wednesday, June 5, 2002 at 11:00 a.m. EDT.

Interested parties can access a live audio web cast of the presentation at http://www.ubswarburg.com. A replay of the presentation will be available
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beginning at 11:00 a.m., Thursday, June 6, and will be available until July 6,
2002.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company's 60-member gastroenterology specialty sales force. Salix's first marketed product is COLAZAL(R), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is

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rifaximin currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.